EXHIBIT 99.1

Company Contact:
Matthew Broder
VP, External Communications
Pitney Bowes Inc.
203 351 6347

www.pb.com

FOR IMMEDIATE RELEASE

Rodney Adkins Elected a Director of Pitney Bowes

     STAMFORD, Conn., July 13, 2007 – Pitney Bowes Inc. (NYSE:PBI) announced today that Rodney Adkins has been elected a director of the corporation, effective September 1, 2007.

     Adkins is senior vice president of development and manufacturing for the Systems and Technologies group at IBM. Among other responsibilities, he leads all of IBM’s global server and storage systems hardware and software development as well as semiconductor manufacturing operations. He joined IBM in 1981 and has been widely honored by technology industry groups for his leadership in the field. He was elected to the National Academy of Engineering in 2005. He also serves as a director of PeopleClick, Inc.

     “We are very pleased to have Rodney Adkins join Pitney Bowes as a director,” said Executive Chairman Michael Critelli. “He brings tremendous strength to our board as a longtime innovator in technology and technology strategy, and we look forward to his contributions to our ongoing transformation as a mailstream leader.”

     Adkins was elected to the class of Pitney Bowes directors whose terms expire at the 2008 annual meeting.

About Pitney Bowes

Pitney Bowes is a mailstream technology company that helps organizations manage the flow of information, mail, documents and packages. Our 35,000 employees deliver technology, service and innovation to more than two million customers worldwide. The company was founded in 1920 and annual revenues now total $5.8 billion. More information is available at www.pb.com.

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